Exhibit 10.1

AMENDMENT NO. 1

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EMPIRE STATE REALTY OP, L.P.

August 26, 2014

THIS AMENDMENT NO. 1 (this “Amendment”) to the FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of EMPIRE STATE REALTY OP, L.P. is made and entered into as of August 26, 2014.

W I T N E S S E T H:

WHEREAS, Empire State Realty OP, L.P. (the “Partnership”), a Delaware limited partnership, exists pursuant to that certain First Amended and Restated Agreement of Limited Partnership dated as of October 1, 2013, as amended (the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, Empire State Realty Trust, Inc., a Maryland corporation, is the sole general partner in the Partnership (the “Company”);

WHEREAS, Section 4.03(a) of the Partnership Agreement provides that: (i) the General Partner is authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners; (ii) without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units in exchange for any Partnership Units and for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership; (iii) subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to the Partnership Agreement (a “Partnership Unit Designation”); (iv) without limiting the generality of the foregoing, the General Partner shall have authority to specify (A) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (B) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions; (C) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (D) the voting rights, if any, of each such class or series of Partnership Interests; and (E) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests; and (v) upon the issuance of any additional Partnership Interest, the General Partner shall cause such issuance to be reflected in the books and records of the Partnership or the Transfer Agent, as appropriate.

WHEREAS, pursuant to Sections 7.03(c)(v) and (viii) of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners to set forth the designations, preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional Partnership Units and to issue additional Partnership Interests in accordance with Section 4.03, provided that the General Partner is required to provide notice to the Limited Partners when any such action is taken;

WHEREAS, the General Partner desires to establish a new series of Preferred Units which shall be referred to as “Private Perpetual Preferred Units” and, pursuant to and in accordance with Section 14.02 of the Partnership Agreement, hereby amends the Partnership Agreement for the purpose of setting forth the rights and preferences of the Private Perpetual Preferred Units; and

WHEREAS, pursuant to and in accordance with Section 4.03 of the Partnership Agreement, the General Partner is causing the Partnership to issue Private Perpetual Preferred Units to certain Limited Partners in exchange for OP Units pursuant to an offer dated May 28, 2014 (the “Offer”).

NOW, THEREFORE, the General Partner has set forth in this Amendment and in the related Partnership Unit Designation to be attached to and made Exhibit E to the Partnership Agreement the preferences and other rights, voting powers, restrictions, limitations as to payments, qualifications and terms and conditions of redemption of the Private Perpetual Preferred Units.

SECTION 1. DEFINED TERMS

Capitalized terms used but not defined in this Amendment shall have the definitions assigned to such terms in the Partnership Agreement, but if the same term is defined both in this Amendment and in the Partnership Agreement, the definition in this Amendment shall supersede and replace in its entirety the definition set forth in the Partnership Agreement for all purposes. The following defined terms used in this Amendment shall have the meanings specified below:

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash available for distribution by the Partnership as determined by the General Partner in its sole and absolute discretion after giving effect to all payments required to be made to holders of Private Perpetual Preferred Units.

“Private Perpetual Preferred Unit” means a fractional share of the Partnership Interests that is designated as a Private Perpetual Preferred Unit and issued pursuant to Section 4.03(a) hereof.

“Partnership Interest” means an ownership interest in the Partnership of either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of OP Units, LTIP Units, Private Perpetual Preferred Units, Preferred Units, Junior Units or other Partnership Units.

SECTION 2. TERMS OF PRIVATE PERPETUAL PREFERRED UNITS.

(a)	In making distributions pursuant to Article V of the Partnership Agreement and allocations pursuant to Article VI of the Partnership Agreement, the General Partner shall take into account the provisions of Exhibit E hereto.

(b)	The exchange of OP Units for Private Perpetual Preferred Units pursuant to the Offer (the “Exchange”) is intended to be tax-free for U.S. federal income tax purposes consistent with the conclusions in Revenue Ruling 84-52, 1984-1 CB 157 and Revenue Ruling 95-37, 1995-1 CB 130. The Capital Account balances of the Limited Partners attributable to the Private Perpetual Preferred Units shall be adjusted to equal the liquidation preference of $16.62 per unit. In connection with the Exchange, the General Partner also shall adjust the Capital Accounts (other than any portion attributable to the Private Perpetual Preferred Units) of all Partners to reflect the fair market value of the Partnership’s assets as of the effective date of the Exchange (less the combined liquidation preference of the Private Perpetual Preferred Units issued in the Exchange).

SECTION 3. ARTICLE XIII AMENDMENTS.

(a)	Article XIII of the Partnership Agreement shall be amended by adding the following new Section 13.02(a)(iv):

“Fourth, to the holders of Private Perpetual Preferred Units, the Private Perpetual Preferred Unit Liquidation Preference, in accordance with the terms of Section 4 of Exhibit E.”

(b)	Article XIII of the Partnership Agreement shall be amended by re-designating the existing Section 13.02(a)(iv) as Section 13.02(a)(v) and by adding at the end of such section:

“and after giving effect to the distributions pursuant to Section 13.02(a)(iv) (provided, for the avoidance of doubt, that distributions pursuant to Section 13.02(a)(iv) on account of unpaid Quarterly Preference Payments shall not reduce the Partners’ Capital Accounts)”

SECTION 4. NEW EXHIBIT E.

The Agreement is hereby supplemented by adding after Exhibit D thereof a new Exhibit E as follows:

EXHIBIT E

EMPIRE STATE REALTY OP, L.P.

PARTNERSHIP UNIT DESIGNATION

ESTABLISHING AND FIXING THE RIGHTS, LIMITATIONS AND

PREFERENCES OF A SERIES OF PREFERRED UNITS

Reference is made to the First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), of Empire State Realty OP, L.P., a Delaware limited partnership (the “Partnership”), of which this Partnership Unit Designation shall become a part.

Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the main part of the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Partnership Unit Designation.

The General Partner has set forth in this Partnership Unit Designation the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interests to be represented by Partnership Units which shall be referred to as the “Private Perpetual Preferred Units”:

1. Designation and Number. A series of Preferred Units, designated as the “Private Perpetual Preferred Units,” is hereby established. The number of Private Perpetual Preferred Units shall be 1,607,596.

2. Ranking. The Private Perpetual Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank:

(a) senior to any classes or series of Partnership Units, if such class or series shall be OP Units or LTIP Units or if the holders of Private Perpetual Preferred Units shall be entitled to receipt of preferential payments or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Partnership Units of such class or series;

(b) on parity with any other class or series of Partnership Units, if the holders of such other class or series of Partnership Units and the Private Perpetual Preferred Units shall be entitled to the receipt of preferential payments or of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid preferential payments per Partnership Unit or liquidation preference, without preference or priority one over the other; and

(c) junior to any class or series of Partnership Units, if the holders of such class or series of Partnership Units shall be entitled to the receipt of preferential payments and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Private Perpetual Preferred Units.

The Private Perpetual Preferred Units will also rank junior in right of payment to the Partnership’s existing and future debt obligations.

3. Preferential Payments.

(a) Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Private Perpetual Preferred Units as to distributions, the holders of the Private Perpetual Preferred Units shall be entitled to receive, when, as and if authorized and declared by the General Partner out of funds legally available for that purpose, cumulative preferential payments in cash at a fixed annual amount of $0.60 per unit, or $0.15 per quarter (“Quarterly Preference Payments”). Quarterly Preference Payments shall accrue on each

Private Perpetual Preferred Unit and be cumulative from, and including, the later of (i) July 1, 2014, or (ii) the day immediately following the date of the last Quarterly Preference Payment that has been paid in full in accordance with Section 3(e), and shall thereafter be payable quarterly in arrears on each Quarterly Payment Date (as defined below); provided, however, that if any Quarterly Payment Date falls on a date other than a Business Day, then the Quarterly Preference Payment that would otherwise have been payable on such Quarterly Payment Date shall be paid on the first Business Day immediately following such Quarterly Payment Date. Quarterly Preference Payments will be payable to the holder(s) of record of Private Perpetual Preferred Units as they appear in the records of the Partnership on the applicable Partnership Record Date established by the General Partner for regular quarterly distributions of Available Cash pursuant to Section 5.01 of the Partnership Agreement to holders of OP Units; provided, however, than not more than four Quarterly Preference Payments per year shall be made to holders of Private Perpetual Preferred Units. The amount of any Quarterly Preference Payment made on the Private Perpetual Preferred Units for any period other than a full quarter shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any provision to the contrary contained herein, each outstanding Private Perpetual Preferred Unit shall be entitled to receive a Quarterly Preference Payment with respect to any Quarterly Payment Date equal to the amount paid with respect to each other Private Perpetual Preferred Unit that is outstanding on such date. “Quarterly Payment Date” shall mean the date on which regular quarterly distributions of Available Cash pursuant to Section 5.01 of the Partnership Agreement are made to holders of OP Units; provided, however, that if no such distributions are paid to holders of OP Units for the applicable quarterly distribution period, the Quarterly Payment Date for such period shall be the last day of each March, June, September and December, as applicable, and the Partnership Record Date for the Private Perpetual Preferred Unit holders entitled to such Quarterly Payment Period shall be the fifteenth day of each March, June, September and December, as applicable. “Payment Period” shall mean the period commencing on, but excluding, a Quarterly Payment Date to and including the next Quarterly Payment Date. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, Quarterly Preference Payments on the Private Perpetual Preferred Units shall accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment thereof, and whether or not they are declared. Accrued but unpaid Quarterly Preference Payments on the Private Perpetual Preferred Units will accumulate, without compounding, as of the Quarterly Payment Date on which they first become payable.

(c) Except as provided in Section 3(d) below, unless either (i) the full amount of accrued Quarterly Preference Payments on the Private Perpetual Preferred Units has been or contemporaneously is declared and paid or (ii) a sum sufficient for the payment thereof is set apart for payment (without the need for any declaration) for all past Payment Periods and the Partnership projects in good faith that the cash available for Quarterly Preference Payments to holders of Private Perpetual Preferred Units as of the next Quarterly Payment Date will be sufficient to fund the full payment of the accrued Quarterly Preference Payments at such time on the Private Perpetual Preferred Units and all other classes or series of Partnership Units ranking, as to distributions, on parity with the Private Perpetual Preferred Units, no distributions or other payments shall be declared and paid, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any OP Units or any other class or series of Partnership Units ranking, as to distributions, on parity with or junior to the Private Perpetual Preferred Units (other than a distribution paid in OP Units or in any other class or series of Partnership Units ranking junior to the Private Perpetual Preferred Units as to distributions and upon liquidation or REIT Shares) for any period, nor shall any OP Units or any other class or series of Partnership Units ranking, as to distributions or upon liquidation, on parity with or junior to the Private Perpetual Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except: (i) by conversion into or in exchange for other units of any class or series of Partnership Units ranking junior to the Private Perpetual Preferred Units as to distributions and upon liquidation or REIT Shares; (ii) by redemption, purchase or acquisition of any class or series of Partnership Units made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Partnership or the General Partner or any of their subsidiaries; (iii) for the redemption of Partnership Units corresponding to any shares of capital stock of the General Partner to be redeemed or purchased by the General Partner pursuant to its Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to the extent necessary to preserve the General Partner’s status as a real estate investment trust for United States federal income tax purposes; provided, that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter; (iv) for the redemption of Partnership Units corresponding to the redemption, purchase or acquisition of any shares of any class or series of capital stock of the General Partner ranking senior to the REIT Shares as to payment of dividends and upon liquidation; and (v) for the purchase or redemption by the Partnership of OP Units for cash in accordance with Article VIII of the Partnership Agreement, if the Partnership projects in good faith that it will have sufficient access to capital to satisfy its obligations).

(d) When Quarterly Preference Payments are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Private Perpetual Preferred Units and on any other class or series of Partnership Units ranking, as to distributions, on parity with the Private Perpetual Preferred Units, all Quarterly Preference Payments declared upon the Private Perpetual Preferred Units and all distributions declared upon each such other class or series of Partnership Units ranking, as to distributions, on parity with the Private Perpetual Preferred Units shall be declared pro rata so that the amounts of Quarterly Preference Payments made per Private Perpetual Preferred Unit and distributions declared on such other class or series of Partnership Unit shall in all cases bear to each other the same ratio that accrued Quarterly Preference Payments per Private Perpetual Preferred Unit and accrued distributions for such other class or series of Partnership Unit (which shall not include any accrual in respect of unpaid distributions on such other class or series of Partnership Units for prior distribution periods if such other class or series of Partnership Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any payments on the Private Perpetual Preferred Units which may be in arrears.

(e) Without limiting the other provisions of this Section 3, no Quarterly Preference Payments on Private Perpetual Preferred Units (other than liquidating distributions made in accordance with Article XIII of the Partnership Agreement) shall be paid by the Partnership at such time as the terms of any agreement of the Partnership or its affiliates or subsidiaries, relating to bona fide indebtedness for borrowed money, prohibits such payment or provides that such payment would constitute a breach thereof or a default thereunder, or if such payment shall be restricted or prohibited by law (and such failure to pay Quarterly Preference Payments on the Private Perpetual Preferred Units shall prohibit other distributions by the Partnership as described in Sections 3(c) and (d) above); for the avoidance of doubt, Quarterly Preference Payments on the Private Perpetual Preferred Units will nonetheless continue to accrue during any period in which they cannot be paid pursuant to this Section 3(e).

(f) Except as provided in Section 4, holders of the Private Perpetual Preferred Units shall not be entitled to any payment or other distribution, whether payable in cash, property or shares of stock, in excess of full cumulative Quarterly Preference Payments on the Private Perpetual Preferred Units as provided herein. Any Quarterly Preference Payments made on the Private Perpetual Preferred Units shall first be credited against the earliest accrued but unpaid Quarterly Preference Payment due with respect to such units which remain payable.

(g) The right to payments with respect to Private Perpetual Preferred Units shall be governed by this Section 3 and not by Article V of the Partnership Agreement. The Quarterly Preference Payments made on the Private Perpetual Preferred Units are intended to constitute “guaranteed payments” for the use of capital within the meaning of Code Section 707(c). Accordingly, Quarterly Preference Payments shall not constitute “distributions” for purposes of the provisions of the Partnership Agreement governing the maintenance of Capital Accounts, Distributions, Allocations, related definitions and similar provisions. For the avoidance of doubt, but without limiting the generality of the foregoing, no allocations shall be made to holders of Private Perpetual Preferred Units under Section 6.02(a)(i)(E) of the Partnership Agreement.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to holders of OP Units or any other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to the Private Perpetual Preferred Units, the holders of Private Perpetual Preferred Units shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders, after payment of or provision for the debts and other liabilities of the Partnership, a liquidation preference of $16.62 per unit, plus an amount equal to any accrued and unpaid Quarterly Preference Payments (whether or not declared) up to, but excluding the date of payment (the “Private Perpetual Preferred Unit Liquidation Preference”).

(b) In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the Private Perpetual Preferred Unit Liquidation Preference on all outstanding Private Perpetual Preferred Units and the corresponding amounts payable on all other classes or series of Partnership Units ranking, as to liquidation rights, on parity with the Private Perpetual Preferred Units in the distribution of assets, then the holders of the Private Perpetual Preferred Units and the holders of each such other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Private Perpetual Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the Private Perpetual Preferred Unit Liquidation Preference to which the holders of the Private Perpetual Preferred Units are entitled pursuant to the above, the holders of the Private Perpetual Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d) The consolidation or merger of the Partnership with or into any other corporation, partnership, trust or entity or of any other corporation, partnership, trust or entity with or into the Partnership, or an exchange of Partnership Units or Partnership Interests, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

5. Redemption.

(a) The Partnership may redeem the Private Perpetual Preferred Units, in whole or in part, at any time if, but only to the extent, required to preserve the status of the General Partner as a real estate investment trust for United States federal income tax purposes.

(b) If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets), in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of OP Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then in connection with such Transaction the Partnership shall have the right, at its option, to redeem the Private Perpetual Preferred Units (the “Perpetual Preferred Redemption Right”), in whole but not in part, for cash at a redemption price equal to the Private Perpetual Preferred Unit Liquidation Preference multiplied by 200%, without interest, to the extent the Partnership has funds legally available therefor (the “Perpetual Preferred Redemption Amount”). The Perpetual Preferred Redemption Right shall be deemed to have been exercised “in connection with” such Transaction if the relevant notice of redemption is mailed to the holders of Private Perpetual Preferred Units not earlier than the 60 days prior to, nor later than 90 days after, the effective date of the Transaction. Holders of Private Perpetual Preferred Units to be redeemed shall surrender such Private Perpetual Preferred Units at the place designated in such notice and shall be entitled to the Perpetual Preferred Redemption Amount payable upon such redemption following such surrender. If (i) notice of redemption of any Private Perpetual Preferred Units has been given, (ii) the funds necessary for such redemption have been set aside by the Partnership in trust for the benefit of the holders of any Private Perpetual Preferred Units so called for redemption, and (iii) irrevocable instructions have been given to pay the Perpetual Preferred Redemption Amount, then from and after the redemption date, Quarterly Preference Payments shall cease to accrue on such Private Perpetual Preferred Units, such Private Perpetual Preferred Units shall no longer be deemed outstanding, and all rights of the holders of such units shall terminate, except the right to receive the Perpetual Preferred Redemption Amount. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the redemption date shall revert to the general funds of the Partnership, after which reversion, the holders of such units so called for redemption shall look only to the general funds of the Partnership for the payment of such cash.

(c) The Private Perpetual Preferred Units are not redeemable at the option of the holder thereof and, except as provided in Section 5(a) or (b), are not redeemable at the option of the Partnership. So long as full cumulative Quarterly Preference Payments on the Private Perpetual Preferred Units for all past Payment Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Partnership’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Private Perpetual Preferred Units at such price or prices as the General Partner may determine, subject to the provisions of applicable law, including the repurchase of Private Perpetual Preferred Units in open-market transactions duly authorized by the General Partner.

(d) Notice of redemption pursuant to the Perpetual Preferred Redemption Right shall be mailed by the Partnership, postage prepaid, not fewer than 15 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Private Perpetual Preferred Units to be redeemed at their respective addresses as they appear on the records of the Partnership and may be conditional upon consummation of the relevant Transaction. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Private Perpetual Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Private Perpetual Preferred Units to be redeemed; (iv) the place or places where the certificates, if any, representing Private Perpetual Preferred Units are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated Private Perpetual Preferred Units for payment of the redemption price; (vi) that Quarterly Preference Payments on the Private Perpetual Preferred Units to be redeemed shall cease to accrue on such redemption date; and (vii) that payment of the Perpetual Preferred Redemption Amount will be made upon presentation and surrender of such Private Perpetual Preferred Units.

(e) From and after the date of any such redemption of Private Perpetual Preferred Units, the Private Perpetual Preferred Units so redeemed shall no longer be outstanding, and all rights of the holders of such Private Perpetual Preferred Units shall terminate.

(f) In addition, in the event of the liquidation, dissolution or winding up of the Partnership, the General Partner shall have the right to redeem, on any payment date established by the General Partner for liquidating distributions pursuant to Article XIII of the Partnership Agreement, Private Perpetual Preferred Units in consideration for the Private Perpetual Preferred Unit Liquidation Preference.

(g) Each holder of Private Perpetual Preferred Units covenants and agrees with the Partnership that all Private Perpetual Preferred Units delivered for redemption pursuant to this Section 5 shall be delivered to the Partnership free and clear of all liens, encumbrances or other claims or charges and, notwithstanding anything contained herein to the contrary, the Partnership shall not be under any obligation to acquire Private Perpetual Preferred Units which are or may be subject to any such liens, encumbrances or other claims or charges.

6. Voting Rights.

(a) Holders of the Private Perpetual Preferred Units shall only (a) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (b) have the additional voting rights that are expressly set forth in this Section 6.

(b) So long as any Private Perpetual Preferred Units remain outstanding, the affirmative vote or consent of the holders of a majority of the Private Perpetual Preferred Units outstanding at the time (voting separately as a class), given in person or by proxy, either in writing or at a meeting, will be required to amend, alter or repeal the provisions of this Partnership Unit Designation, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Private Perpetual Preferred Units; provided, however, that with respect to the occurrence of any Event, so long as the Private Perpetual Preferred Units remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Partnership may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of Private Perpetual Preferred Units, and in such case such holders shall not have any voting rights with respect to the occurrence of any Event or Events; provided, further, that such vote or consent will not be required with respect to any such amendment, alteration or repeal that equally affects the terms of the Private Perpetual Preferred Stock and one or more other classes or series of preferred stock ranking on parity with the Private Perpetual Preferred Stock with respect to the payment of distributions and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership upon which like voting rights have been conferred, if such amendment, alteration or repeal is approved by the affirmative vote or consent of the holders of a majority of the Private Perpetual Preferred Units and such other class or series of Preferred Units outstanding at the time, either in writing or at a meeting (voting as a single class).

(c) Holders of Private Perpetual Preferred Units shall not be entitled to vote with respect to (A) any increase in the total number of OP Units or LTIP Units or, except as provided in Section 6(c), Preferred Units, or (B) any increase in the number Private Perpetual Preferred Units or, except as provided in the immediately preceding paragraph, the creation or issuance of any other class or series of Partnership Interests, or (C) any increase in the Partnership Interests of any other class or series, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the Private Perpetual Preferred Units with respect to the payment of distributions and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership. Except as set forth herein, holders of the Private Perpetual Preferred Units shall not have any voting rights with respect to, and the consent of the holders of the Private Perpetual Preferred Units shall not be required for, the taking of any partnership action by the General Partner, including an Event, regardless of the effect that such partnership action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Private Perpetual Preferred Units.

(d) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Private Perpetual Preferred Units shall have been redeemed or (i) notice of redemption of all of the outstanding Private Perpetual Preferred Units has been given, (ii) the funds necessary for such redemption have been set aside by the Partnership in trust for the benefit of the holders of such Private Perpetual Preferred Units so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid distributions thereon.

(e) In any matter in which the Private Perpetual Preferred Units may vote (as expressly provided herein), each Private Perpetual Preferred Unit shall be entitled to one vote per $16.62 of liquidation preference (excluding amounts in respect of accumulated and unpaid dividends).

7. Conversion. The Private Perpetual Preferred Units shall not be convertible into or exchangeable for any other Partnership Interests or other property or securities of the Partnership or any other entity, including the General Partner.

8. Transfers. Transfers of Private Perpetual Partnership Units shall be subject to Section 11.03 of the Partnership Agreement, including without limitation Section 11.03(b), it being understood that (a) Private Perpetual Preferred Units will not be listed on a National Securities Exchange and (b) all Transfers of Private Perpetual Preferred Units will be effective as of the first day of the fiscal quarter of the Partnership immediately following the date when all requirements for the applicable transfer have been satisfied.

9. Record Holders. The Partnership and its Transfer Agent may deem and treat the record holder of any Private Perpetual Preferred Unit as the true and lawful owner thereof for all purposes, and neither the Partnership nor its Transfer Agent shall be affected by any notice to the contrary.

10. No Creditor Rights. The rights of each Private Perpetual Preferred Unit holder pursuant to this Partnership Unit Designation arise solely from its ownership as a Limited Partner of Partnership Interests in the Partnership and not from it being a creditor of the Partnership, and none of such shall constitute a “claim” as such term is defined in Section 101 of the United States Bankruptcy Code as in effect as of the date of this Partnership Unit Designation; provided, however, that any rights in respect of such Private Perpetual Preferred Units shall constitute equity interests, it being agreed and understood that no holder is waiving any equity interest it has in the Partnership or any rights to assert any such interests in any bankruptcy proceeding or otherwise.

11. No Maturity or Sinking Fund. The Private Perpetual Preferred Units have no maturity date. No sinking fund has been established for the retirement or redemption of Private Perpetual Preferred Units.

12. Withholding and Taxes. In the event any amount is required to be withheld for federal, state, local or foreign taxes, or otherwise, with respect to any amount payable on the Private Perpetual Preferred Units, the provisions of Section 5.04 (Amounts Withheld) and Section 10.04 (Withholding) of the Partnership Agreement shall apply as if such amounts payable on the Private Perpetual Preferred Units were “distributions.” Any amounts withheld by the Partnership with respect to any payment on or in liquidation or redemption of a Private Perpetual Preferred Unit shall be treated as paid to the holder of such Unit under the applicable provision of this Exhibit E or the Partnership Agreement, as applicable.

13. Exclusion of Other Rights. The Private Perpetual Preferred Units shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in this Partnership Unit Designation.

14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

15. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to preferential payments, qualifications or terms or conditions of redemption of the Private Perpetual Preferred Units set forth in this Partnership Unit Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to preferential payments, qualifications or terms or conditions of redemption of Private Perpetual Preferred Units set forth in this Partnership Unit Designation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to preferential payments, qualifications or terms or conditions of redemption of the Private Perpetual Preferred Units herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

16. No Preemptive Rights. No holder of Private Perpetual Preferred Units shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional Partnership Interests or any other security of the Partnership convertible into or carrying a right to subscribe to or acquire Partnership Interests.

IN WITNESS WHEREOF, Empire State Realty Trust, Inc., as General Partner in the Partnership, has caused this Amendment to become effective, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein.

EMPIRE STATE REALTY OP, L.P.

By:	EMPIRE STATE REALTY TRUST, INC.
General Partner

By:	/s/ David A. Karp
Name:	David A. Karp
Title:	Executive Vice President, Chief Financial Officer and President

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